   As filed with the Securities and Exchange Commission on November 2, 1998
                                                    Registration No. 333-
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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                              -----------------------

                                      FORM S-8

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                              -----------------------

                                CERIDIAN CORPORATION

               (Exact name of registrant as specified in its charter)

                  DELAWARE                              52-0278528
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)

           8100 34TH AVENUE SOUTH
               MINNEAPOLIS, MN                             55425
  (Address of Principal Executive Offices)              (Zip Code)

                              -----------------------

                   CERIDIAN CORPORATION EXECUTIVE INVESTMENT PLAN

                              (Full title of the plan)

                              -----------------------

                                GARY M. NELSON, ESQ.

                        VICE PRESIDENT AND GENERAL COUNSEL
                                Ceridian Corporation
                               8100 34th Avenue South
                               Minneapolis, MN 55425
                                   (612) 853-8100
                        (Name, address and telephone number,
                     including area code, of agent for service)

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
 TITLE OF SECURITIES   AMOUNT TO BE      PROPOSED MAXIMUM        AGGREGATE OFFERING      AMOUNT OF
   TO BE REGISTERED   REGISTERED(1)   OFFERING PRICE PER UNIT          PRICE          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
    Deferred            $5,000,000             100%                  $5,000,000            $1,390
    Obligations

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plan described herein.

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

                                      PART II

                                INFORMATION REQUIRED
                           IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by Ceridian Corporation (the "Company") (File No. 1-1969) with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement: (1) Annual Report on Form 10-K for the year ended December 31, 1997; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; (3) Current Reports on Form 8-K filed on January 15, 1998; January 20, 1998; January 29, 1998 and March 25, 1998 and (4) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          The consolidated financial statements of the Company incorporated by reference in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants for the periods indicated in their report thereon which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Such consolidated financial statements have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP given on the authority of that firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on the financial statements of the Company issued at future dates and consents to the use of their report thereon, such financial statements will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority as experts.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The securities registered consist of certain obligations of the Company to pay compensation deferred by, and discretionary credits awarded to, participants in the Company's Executive Investment Plan (the "Plan").

          Under the terms of the Plan, officers, non-employee directors and a select group of management employees of the Company and participating affiliates are provided with the opportunity to defer all or a portion of their base salary, annual bonus and eligible long-term bonus. Amounts deferred under the Plan are credited to individual participant accounts and deemed invested in one or more funds selected by the participant from a group of available funds designated by the plan administrator. Each participant's account will be adjusted by the plan administrator on at least a monthly basis to reflect the income, expense, gains, losses, fees and the like that would otherwise have resulted from an actual investment in the funds selected by the participant, as well as for a mortality and expense charge associated with life insurance funding of the obligations under the rabbi trusts discussed below. The value of a participant's account may also be adjusted prior to any distribution to reflect a good faith estimate of any fees and expenditures payable after the date of the distribution in connection with the deemed investment of the account.

          Compensation deferred under the Plan prior to January 1, 1999 (the date on which participants may first deem deferrals to be invested in the funds selected by the plan administrator) will be credited with earnings on a monthly basis in an amount equal to the monthly equivalent of the reported annual prime rate of interest for such month. On or before

December 31, 1998, however, any active participant in the Plan may make a one-time election to have the entire portion of their prior period deferrals deemed invested in the manner described above. A participant will be immediately vested in all amounts deferred under the Plan.

          Participants in the Plan may also be awarded discretionary credits from time to time by the Company or a participating affiliate. Discretionary credits will be credited to a separate account for the participant and deemed invested according to the participant's instructions in the manner described above. A participant will become vested in discretionary credits in the manner determined by the Company or the participating affiliate at the time the credit is awarded.

          Distributions of deferred and discretionary credit account balances will normally be made only upon a participant's severance, retirement or disability, and will generally be made in a lump sum payment except in circumstances relating to retirement or disability for which a participant can elect payment in annual installments of five, ten or fifteen years. Under certain conditions, a participant may however elect to receive "in service" distributions from his or her account prior to severance, retirement or disability. A participant may also receive a distribution in the absence of an "in service" election in the event of an unforeseeable emergency or the disposition of some or all of the assets of the Company or the participating affiliate. The Plan additionally permits an early distribution of a participant's account at any time, subject to forfeiture of 10% of the account value if no other qualifying circumstance exists. Upon the death of a participant, the entire balance of the participant's accounts will be paid to the beneficiary(ies) designated by the participant. If the participant dies before terminating employment and other than by reason of suicide committed during the two year period beginning on the later of January 1, 1999 or January 1 of the first calendar year for which the participant elects deferrals, the participant's beneficiary(ies) will receive an additional death benefit equal to two times the participant's aggregate deferrals made under the Plan.

          Amounts deferred or otherwise credited to a participant's account are not required by the Plan to be invested according to participant fund selections, and will exist only as unsecured obligations of the Company or the applicable participating affiliate. The Company and any participating affiliate may establish one or more "rabbi trusts" for the purpose of paying obligations under the Plan, and may transfer to or cause to be held in such trusts cash, marketable securities or other property (including policies of insurance on the lives of participants in the Plan) according to the terms of the trusts.
Nothing contained in the Plan or in any trust document is to be construed as providing for assets to be held for the benefit of any participant or any other person, and no participant or other person shall have any interest in the assets of any trust established in connection with the Plan. To the extent that a participant or any other person acquires a right to receive benefits under the Plan or any trust, such right is no greater that the right of any unsecured general creditor of the Company or the applicable participating affiliate. In the event of the bankruptcy or insolvency of the Company or a participating affiliate, any rabbi trust assets would be returned to the Company or participating affiliate for the benefit of its creditors according to the terms of the trust.

          The Plan will be administered by a person or committee designated by the Company who shall have the discretionary authority to adopt such rules, policies, practices or procedures with respect to the Plan as it may deem necessary are advisable. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the rights of the participants with respect to amounts deferred prior to such amendment or termination.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          An opinion as to the validity of the securities being registered hereunder has been provided to the Company by Gary M. Nelson, the Company's Vice President and General Counsel. Mr. Nelson is eligible to participate in the Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of the State of Delaware ("DGCL") grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's certificate of incorporation contains such a provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL.

          Article VI of the Company's Bylaws provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by the DGCL in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee.
The Company has also by contract agreed to indemnify its directors against damages, judgments, settlements and costs arising out of any actions against the directors brought by reason of the fact that they are or were directors. The Company maintains directors' and officers' liability insurance including a reimbursement policy in favor of the Company.

ITEM 7.   EXEMPTIONS FROM REGISTRATION CLAIMED.

          No securities are to be re-offered or resold pursuant to this Registration Statement.

ITEM 8.   EXHIBITS.

EXHIBIT NO.

4.1       Restated Certificate of Incorporation of Ceridian Corporation
            (incorporated by reference to Exhibit 4.01 to the Company's
            Registration Statement on Form S-8 (File No. 33-54379)).

4.2       Certificate of Amendment of Restated Certificate of Incorporation of
            Ceridian Corporation (incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended
            June 30, 1996 (File No. 1-1969)).

4.3       Bylaws of Ceridian Corporation, as amended (incorporated by reference to Exhibit 3.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-1969)).

5.1       Opinion and Consent of Gary M. Nelson, Esq. (filed herewith electronically).

23.1      Consent of KPMG Peat Marwick LLP (filed herewith electronically).

23.2      Consent of Gary M. Nelson, Esq. (included in exhibit 5.1).


                                      4


24.1      Power of Attorney (included on page 7 of this Registration Statement).

ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act") if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                    Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 21, 1998.

                                        CERIDIAN CORPORATION

                                        By: /s/Gary M. Nelson
                                            ----------------------------------
                                            Gary M. Nelson
                                            Vice-President and General Counsel

                                 POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Lawrence Perlman, J. R. Eickhoff and Gary M. Nelson, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 21, 1998 by the following persons in the capacities indicated.

SIGNATURE                               TITLE

/s/ Lawrence Perlman                 Chairman and Chief Executive Officer
-----------------------------------  (Principal Executive Officer) and
Lawrence Perlman                     Director

/s/ J.R. Eickhoff                    Executive Vice President and Chief
-----------------------------------  Financial Officer (Principal Financial
J.R. Eickhoff                        Officer)

/s/ Loren D. Gross                   Vice-President and Corporate Controller
-----------------------------------  (Principal Accounting Officer)
Loren D. Gross

/s/ Bruce R. Bond                    Director
-----------------------------------
Bruce R. Bond

/s/ Nicholas D. Chabraja             Director
-----------------------------------
Nicholas D. Chabraja

/s/ Ruth M. Davis                    Director
-----------------------------------
Ruth M. Davis

/s/ Robert H. Ewald                  Director
-----------------------------------
Robert H. Ewald

/s/ Richard G. Lareau                Director
-----------------------------------
Richard G. Lareau

/s/ Ronald T. LeMay                  Director
-----------------------------------
Ronald T. LeMay

/s/ George R. Lewis                  Director
-----------------------------------
George R. Lewis

-----------------------------------
Charles Marshall                     Director

/s/ Ronald A. Matricaria             Director
-----------------------------------
Ronald A. Matricaria

/s/ Ronald L. Turner                 Director
-----------------------------------
Ronald L. Turner

/s/ Carole J. Uhrich                 Director
-----------------------------------
Carole J. Uhrich

-----------------------------------
Richard W. Vieser                    Director

-----------------------------------
Paul S. Walsh                        Director

                                INDEX TO EXHIBITS


NO.       ITEM                                    METHOD OF FILING
--        ----                                    ----------------
 4.1   Restated Certificate of Incorporation of   Incorporated by reference to
       Ceridian Corporation                       Exhibit 4.01 to the Company's
                                                  Registration Statement on
                                                  Form S-8 (File No. 33-54379).

 4.2   Certificate of Amendment of Restated       Incorporated by reference to
       Certificate of Incorporation of Ceridian   Exhibit 3 to the Company's
       Corporation                                Quarterly Report on Form 10-Q
                                                  for the quarter ended
                                                  June 30, 1996 (File No. 1-
                                                  1969).

 4.3   Bylaws of Ceridian Corporation,            Incorporated by reference to
       as amended                                 Exhibit 3.01 to the Company's
                                                  Quarterly Report on Form 10-Q
                                                  for the quarter ended
                                                  June 30, 1998 (File No. 1-
                                                  1969).

 5.1   Opinion of Gary M. Nelson, Esq.            Filed herewith
                                                  electronically.

 23.1  Consent of KPMG Peat Marwick LLP           Filed herewith
                                                  electronically.

 23.2  Consent of Gary M. Nelson, Esq.            Included in Exhibit 5.1.

 24.1  Power of Attorney                          Included on page 7 of this
                                                  Registration Statement.